EXHIBIT 10.19

SEPARATION AGREEMENT AND GENERAL RELEASE

The parties to this Separation Agreement and General Release ("Agreement") are Adam Chinn ("Executive") and Sotheby's and/or the related company employing Executive ("Sotheby's" or the "Company").
WHEREAS, the Executive is a party to an employment agreement with the Company dated January 11, 2016 (the “Employment Agreement”) and a Purchase Agreement by and among Amy Cappellazzo, Allan Schwartzman, Adam Chinn and Sotheby’s, Inc. (the “Purchase Agreement”).
WHEREAS, the Executive’s employment will end as of the date set forth herein and Executive and the Company (together, the “Parties”) wish to confirm the various arrangements regarding Executive’s separation from employment with the Company, and Executive has not raised any claims regarding his employment or the termination of his employment.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Sotheby’s, intending legally to be bound, covenant and agree as follows:

1.
Termination Date.  Executive’s last day of employment with the Company will be December 31, 2018 (the “Termination Date”). Executive will receive his salary at his regular rate of pay through the Termination Date. Any expense reports must be submitted by the Termination Date to the extent practicable and no later than January 15, 2019, and the Company will reimburse Executive for any approved expenses as soon as administratively feasible in accordance with the Company’s policies and practices.

2.
Severance Benefits. Provided that Executive (i) signs and returns this Agreement to the Company within twenty-one (21) days after Executive’s receipt of this Agreement; and (ii) Executive complies with the terms of this Agreement, Executive will receive the following benefits under Section 16 of the Employment Agreement.

•
Payment of 1.5 times the sum of (x) the Executive’s current annual base salary of $750,000, and (y) the Executive’s target annual bonus of $750,000, for a total of $2,250,000 payable in 12 equal semi-monthly installments on the dates that the Company’s makes payment to semi-monthly employees on its payroll, commencing with the first payroll period after the Termination Date;

•
A bonus for 2018 under the Sotheby’s 2016 Annual Bonus Plan, to be paid in a lump sum at such time as annual bonuses are paid Company-wide: 70% of which is subject to the Company’s performance level in 2018 and 30% of which is based upon Executive’s individual performance rating to be paid out at 100%; and

•
Payment of an amount equal to the monthly COBRA charge in effect as of the Termination Date under the group health plan coverage Executive elected for 2018, $2,689.04, payable each month following the Termination Date for eighteen (18) months.

As additional consideration for Executive executing, and not timely revoking, this Agreement, Executive’s outstanding restricted stock unit and performance share unit awards that are scheduled to vest on March 5, 2019 (the “Equity”) shall continue to vest subject to the achievement of the performance criteria applicable to the performance share units in accordance with the terms of the relevant award agreements and the relevant Amended and Restated Restricted Stock Unit Plan (even though those awards would otherwise have been forfeited), subject to the following terms and conditions. Upon the vesting date, the Equity shall be settled and, after applicable withholdings, the net amount of Equity shall be held by the Company until the Delivery Date. The Delivery Date will be within 10 business days after January 10, 2021 or, if earlier, upon a Change in Control of the Company, as defined in the Employment Agreement; provided that if, at any time prior to the Delivery Date, Executive fails to comply with any of his obligations under this Agreement, including but not limited to his non-competition, non-solicitation, confidentiality and nondisparagement commitments and his representations and warranties herein concerning compliance with the Company’s Code of Conduct, other compliance policies and applicable law, the Equity shall be forfeited and no delivery shall occur. Executive agrees to sign an affirmation of compliance with the obligations and representations stated above prior to delivery.

All payments will be made less applicable withholdings. For the Equity vesting on March 5, 2019, Executive agrees to instruct the Company’s third party administrator to deduct any shares needed to pay applicable taxes at the date of vest.
Executive acknowledges and agrees that the above consideration (“Severance Benefits”) is in lieu of any payment or benefit to which he might otherwise be entitled under any policy, plan or procedure of Sotheby’s.

3.
Restrictive Covenants and other Purchase Agreement Matters. Executive acknowledges his obligations pursuant to the Restrictive Covenants in Section 5.5 and Exhibit E of the Purchase Agreement (attached hereto as Exhibit 1) and Sections 9 and 10 of the Employment Agreement (attached hereto as Exhibit 2), subject to applicable ethical rules as to enforceability, both of which he signed on January 11, 2016 and are incorporated by reference herein. The Purchase Agreement requires the Company to make two additional Earn Out payments to Executive, each in the amount of $1.75mm, payable by March 31, 2019 and 2020, respectively.

4.	General Release.

(a)
For good and valuable consideration, the receipt of which is hereby acknowledged, Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter, collectively referred to as “Releasors”), to the fullest extent permissible by law, hereby forever releases and discharges Sotheby’s, or any of Sotheby’s past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit plans or funds (including such plans or funds’ administrators, fiduciaries, trustees and service providers), insurers, successors and assigns and any of its or their past, present or future officers, directors, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents for Sotheby’s or in their individual capacities) (collectively referred to as “Releasees”) from any and all claims, grievances, injuries, controversies, suits, arbitrations, debts, liabilities, demands, obligations, liens, liabilities, promises, acts, agreements, expenses, damages, attorney’s fees, costs, actions and causes of action (upon any legal or equitable theory, whether contractual, common-law, tort, statutory, federal, state, local, or otherwise), or any right to any monetary recovery or any other personal relief, of any kind whatsoever, whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the date on which Executive executes this Agreement.

Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

(i)
any and all claims for monetary damages and any other form of personal relief under any federal, state or local statute or ordinance, including without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. Section 1981), the federal Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Equal Pay Act, the New York State Executive Law, which is commonly known as the New York State Human Rights Law, the New York City Human Rights Law, the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York State Labor Relations Act, the New York Whistleblower Statute, the New York Family Leave Law, the New York Wage and Hour Laws, the New York WARN Laws, the New York Civil Rights Law, the New York State Corrections Law, the New York City Earned Sick Time Act, and the New York State Constitution, and the New York City Administrative Code Section 8-107, which is commonly known as the New York City Human Rights Law, except as prohibited by law;

(ii)	any and all claims for wrongful discharge and/or breach of contract or any claims for bonus or deferred payments; and

(iii)	any and all claims for attorney’s fees, costs, disbursements and the like

(b)
This release excludes: (i) any claim that cannot be waived or released by law; (ii) any claim for any sums or benefits expressly to be paid, provided or reimbursed under this Agreement or under the Earn Out provisions of the Purchase Agreement as stated in Paragraph 3 above; (iii) any claim for any vested, accrued benefits to which Executive is (or will become) otherwise entitled pursuant to the written terms and conditions of a qualified retirement plan prior to the Termination Date; (iv) any claim for workers’ compensation or unemployment insurance benefits (other than for retaliation under applicable workers’ compensation laws); (v) any claim, if any, to indemnification under applicable statutory or common law or any insurance, charter or by-laws of the Sotheby’s, Inc. or any of its affiliates or under Paragraph 24 of the Employment Agreement, it being understood and agreed that this Agreement, including all exhibits, does not create or expand upon any such rights (if any) to indemnification; (vi) any claim or right Executive may have under the Consolidated Omnibus Budget Reconciliation Act; (vii) any medical claim incurred during Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan; (viii) any claim or right that may arise after the execution of this Agreement; or (ix) any claim or right Executive may have under this Agreement. Executive represents that he is not aware of any claims against the Company arising up to the date Executive executes this Agreement.

(c)
Further, nothing in this Agreement prevents or prohibits Executive from filing a charge or complaint with a government agency, such as the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency responsible for enforcing a law on behalf of the government, or Executive’s ability to participate in any investigation or proceeding conducted by such agency. However, Executive understands that, to the extent consistent with law, he is waiving and releasing any and all claims for monetary damages and any other form of personal relief.

(d)
Executive represents and warrants that he has disclosed to the Company’s General Counsel or Chief Executive Officer any known breach of the Company’s Code of Conduct and/or any material compliance policy violation or violation of applicable law during his employment. The Company’s General Counsel and Chief Executive Officer acknowledge that as of the date hereof, they know of no such undisclosed breach or violation.

5.
No Future Lawsuits. Executive agrees, to the maximum extent permitted by law, not to sue the Company and the Releasees for any of the claims released above, agrees not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action.

6.
No Additional Entitlements. Except as set forth herein and except for payment of previously deferred compensation under the Company’s Deferred Compensation Plan, Executive agrees that he has received all payments and benefits due from the Company related to his employment with the Company, including but not limited to, all wages (including bonuses and commissions) earned, vacation pay, sick days, and personal or medical leave and all payments related thereto for which he was eligible, and that no other amounts are due to him other than as set forth in this Agreement.

7.
Return of Company Property. Except as expressly permitted in Paragraph 10 of this Agreement, Executive acknowledges and reaffirms his obligations pursuant to the March 28, 2017 Confidentiality Agreement (Exhibit 4) as well as his confidentiality obligations under Section 8 of the Employment Agreement. Executive represents and warrants that he will not remove from Sotheby’s premises and will promptly return to Sotheby’s and/or delete all Sotheby’s property in his possession consistent with the agreements referenced in this Paragraph.

8.
Non-Disparagement. Except as expressly permitted in Paragraph 10 of this Agreement, Executive agrees that he will not disparage (or induce or encourage others to disparage) Sotheby’s, any of its past or present directors, officers, agents, trustees, administrators, attorneys or employees. For the purposes of this Agreement, the term “disparage” means any untrue, damaging or disparaging comments or statements.

9.
Cooperation with Sotheby’s. Except as expressly permitted in Paragraph 10 of this Agreement, Employee agrees to cooperate with Sotheby’s at its request in connection with any and all claims against Sotheby’s of which Executive has or may have knowledge. Such cooperation shall include, but not be limited to, meeting with Sotheby’s employees and/or otherwise assisting Sotheby’s employees, attorneys or other representatives, testifying at any trial or proceeding without the need for Sotheby’s to serve Employee with a subpoena, and in any other lawful ways that Sotheby’s deems appropriate. Such cooperation shall be rendered at times convenient with Executive’s professional obligations.

10.
Reports to Government Entities. Nothing in this Agreement restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the EEOC and the U.S. Securities and Exchange Commission or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Employee does not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and Employee does not need to notify the Company that he has engaged in such conduct. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

11.
Voluntary Agreement/Revocation. Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, including all exhibits. Executive further acknowledges that he has been afforded twenty-one (21) days in which to consider this Agreement. Executive acknowledges that, if he elects to sign this Agreement, the executed Agreement must be returned to the Company by hand and pdf to Jill Bright, Sotheby’s, 1334 York Avenue, New York, New York 10021; jill.bright@sothebys.com. Executive understands that he may revoke his acceptance of this Agreement within seven (7) days of the date of execution (the “Revocation Period”). Revocation must be made by written notice and must be sent by email or overnight mail to the address above and postmarked on or before the seventh day following the date Executive executes the Agreement. Executive understands and agrees that this Agreement will not become effective and enforceable and no Severance Benefits will be made to him, until the Revocation Period has expired and Executive has not revoked this Agreement.

12.	Acknowledgments. Executive hereby acknowledges that:

(a)	The Company has advised Executive to consult with an attorney before signing this Agreement;

(b)	Executive freely, voluntarily and knowingly entered into this Agreement after due consideration;

(c)	If Executive knowingly and voluntarily chooses to do so, he may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 11 above has expired;

(d)
Executive and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 11 above; and

(e)
In exchange for Executive’s waivers, releases and commitments set forth in this Agreement and its exhibits, including Executive’s waiver and release of all claims arising under the Age Discrimination in Employment Act, the consideration Executive is receiving pursuant to this Agreement exceeds anything which Executive would otherwise be entitled, and is just and sufficient consideration for this Agreement.

13.
Failure to Accept. Executive agrees that if Executive fails to execute and return this Agreement to the Company within twenty-one (21) days of Executive’s receipt of the Agreement for Executive’s review and consideration, the promises and agreements made by the Company herein will have been revoked.

14.
Non-Admission of Liability. No party hereto admits or acknowledges the existence of any liability or wrongdoing. This Agreement (including its exhibits) is not in any respect, nor for any purpose, to be deemed or construed to be, or in any way used as evidence of, an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity.

15.
Severability. The terms and provisions of this Agreement are acknowledged by all Parties to be required for the reasonable protection of both Parties. If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Agreement are declared unlawful, unenforceable, or ineffective in a legal forum of competent jurisdiction, then such provisions, terms, clauses, or waivers or releases of claims or rights shall be deemed severable, such that all other provisions, terms, clauses, and waivers and releases of claims or rights contained in this Agreement shall remain valid and binding upon the Parties; provided, however, that if any court or arbitration panel were to find that the General Release in this Agreement is unlawful or unenforceable, or was not entered into knowingly and voluntarily, Executive agrees, at the Company’s option, either to return the consideration provided for in Paragraph 2 herein or to execute a waiver and release that is lawful and enforceable.

16.
Breach. Executive agrees that, without limiting the Company’s remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, the Company shall not be required to make any further payments pursuant to this Agreement and shall be entitled to recoup the Equity or the gross amount of the Equity if Executive has sold the shares vested from such awards, in addition to all damages, attorneys’ fees and costs the Company incurs in connection with the Executive’s breach of this Agreement. The Executive further agrees that the Company shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his violation or breach of any provision of this Agreement shall forever release and discharge the Company from the performance of its obligations arising from the Agreement.

17.
Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties hereto relative to the subject matter hereof and all prior and contemporaneous discussions and negotiations have been and are merged and integrated into and are superseded by this Agreement, except that the restrictive covenants, nondisparagement, non-solicitation and confidentiality obligations and other provisions of the Purchase Agreement and its Exhibits, as well as such provisions set forth in the Employment Agreement, and the Confidentiality Agreement Executive signed on March 28, 2017 remain in full force and effect and are incorporated herein. This Agreement supersedes any and all prior agreements or understanding between the Parties, whether oral or written, concerning the subject matter of this Agreement.

18.
Tax Matters.     It is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six-month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations.

19.	Amendments. This Agreement cannot be amended or modified, except by written amendment signed by Executive and an authorized representative of the Company.

20.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A facsimile or e-scanned copy of this Agreement shall also be deemed as original.

21.
Jurisdiction. In the event of a dispute hereunder, the Parties agree to follow the terms stated in Section 7.4 of the Purchase Agreement. The prevailing party in any such dispute shall be entitled to recover its costs, including attorneys’ fees.

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned on dates indicated below.
Dated: December 11, 2018

SOTHEBY’S

By:    /s/ Jill Bright
Jill Bright
Executive Vice President
Human Resources & Administration

ACCEPTED AND AGREED TO:

/s/ Adam Chinn
Adam Chinn

Dated:    12/14/2018